Exhibit 99.1

Sino-Global Announces 2018 First Quarter Financial Results

Highlighted by Progress in Freight Logistics and Container Trucking Services

Roslyn, New York, November 14, 2017 – Sino-Global Shipping America, Ltd. (NASDAQ: SINO) (“Sino-Global”, the “Company” or “us”), a non-asset based global shipping and freight logistics integrated solutions provider, today announced its financial and operating results for the quarter ended September 30, 2017.

Fiscal Year 2018 First Quarter Operating and Financial Highlights (all comparisons to the prior year period)

●	Total revenues increased 176.7% to $5.4 million, as compared to $1.9 million for the prior year. The increase was primarily the result of the Company’s efforts to diversify its business.

●	Gross profit increased to $1.7 million as compared to $1.6 million for the prior year period.

●	Net income for the first quarter of fiscal year 2018 was $716,637 compared to net income of $637,785.

●	The Company had $7.9 million in cash and cash equivalents, as of the three months ended September 30, 2017.

Management Comments

Mr. Lei Cao, Chief Executive Officer of Sino-Global, stated, “We continue to focus on the advancement of our short-haul trucking business in the U.S. with the further buildout and development of our strategic logistics internet platform. We finished the basic layout in fiscal year 2017 and will continue to work to increase business for our short-haul trucking operations in the United States, which carry lower operating costs than other segments of our business.”

Mr. Lei Cao concluded, “For the fiscal 2018 year, we expect to continue the development of our existing businesses. We will also focus on the bulk cargo containerized model in connection with our joint venture agreement with COSCO, as well as developing services models in the U.S. for supply chain logistics for products imported from China to the U.S. Our focus remains on the long-term success of our business and value creation for our shareholders. We intend to continue to maintain an active dialogue with investors as we strive towards becoming a leading global logistics service provider.”

Fiscal Year 2018 First Quarter Financial Highlights (all comparisons to the same quarter in the prior year)

●	Total revenues for the three months ended September 30, 2017 were $5.4 million, compared to $1.9 million in the same period of the prior year. The increase was primarily due to the Company’s efforts to diversify its business in the freight logistics services and container trucking platform services segments. The revenues generated from freight logistics services increased by 665.0% from the three months ended September 30, 2016 to $3,508,704 for the comparable period in 2017. The Company also generated $452,841 in revenue from container trucking services for the three months ended September 30, 2017 with no revenue generated in the comparable period of the prior year.

●	The cost of revenue was $3.7 million for the three months ended September 30, 2017, an increase of approximately $3.4 million as compared to $306,339 for the three months ended September 30, 2016. The increase in the overall cost of revenue for the three months ended September 30, 2017 stemmed primarily from the majority of the revenue generated for the quarter coming from the Company’s freight logistics services, which carry higher costs.

●	The Company’s gross profit for the period was $1.7 million, compared to $1.6 million in the same period in the prior year.

●	Operating income for the three months ended September 30, 2017 was $928,270, compared to an operating income of $712,840 for the comparable period in the prior year. This was primarily due to an increase in third party revenues generated from the freight logistics and container trucking services business segments.

●	Net income for fiscal year 2018 first quarter was $716,637 compared to net income of $637,785 in the comparable period in the prior year, largely as a result of a significant increase in total revenues which offset higher cost of revenues and an increase in income tax expense for the quarter.

Balance Sheet Information

●	As of September 30, 2017, the Company had $7.9 million in cash and cash equivalents, working capital of $14.6 million and shareholder equity of $20.3 million; compared to $8.7 million, $13.7 million and $19.5 million, respectively, as of June 30, 2017.

●	The Company holds no long-term debt.

Additional Information

The Company has also provided extensive industry information on its quarterly report for the fiscal quarter ended September 30, 2017 on Form 10-Q, and management encourages investors to review the document for both background on Sino-Global’s business and history as well as the strategy for the fiscal year.

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering, logistics and related business services. Headquartered in New York, Sino-Global has offices in Los Angeles, mainland China, Australia, Canada and Hong Kong. The Company’s current service offerings consist of inland transportation management, freight logistics and container trucking services. Additional information about Sino-Global can be found on the Company’s corporate website at www.sino-global.com. The Company routinely posts important information on its website.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to sell or a solicitation of an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global’s filings with the U.S. Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events unless required by applicable law or regulations.

Contact Information

The Equity Group Inc.

Adam Prior

Senior Vice-President

(212)-836-9606 / aprior@equityny.com

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended September 30,
	2017	2016

Net revenues - third parties	$4,814,851	$1,086,767
Net revenues - related party	565,160	857,635
Total revenues	5,380,011	1,944,402
Cost of revenues	(3,665,918)	(306,339)
Gross profit	1,714,093	1,638,063

General and administrative expenses	(763,357)	(859,914)
Selling expenses	(22,466)	(65,309)
Total operating expenses	(785,823)	(925,223)

Operating income	928,270	712,840

Financial income (expense), net	84,796	(3,434)

Net income before provision for income taxes	1,013,066	709,406

Income tax expense	(296,429)	(71,621)

Net income	716,637	637,785

Net income (loss) attributable to non-controlling interest	99,448	(7,935)

Net income attributable to Sino-Global Shipping America, Ltd.	$617,189	$645,720

Comprehensive income (loss)
Net income	$716,637	$637,785
Foreign currency translation income (loss)	47,717	(14,570)
Comprehensive income	764,354	623,215

Less: Comprehensive income attributable to non-controlling interest	40,747	2,609

Comprehensive income attributable to Sino-Global Shipping America Ltd.	$723,607	$620,606

Earnings per share
-Basic	$0.07	$0.08
-Diluted	$0.07	$0.08

Weighted average number of common shares used in computation
-Basic	10,105,535	8,280,535
-Diluted	10,157,625	8,280,535

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	June 30,
	2017	2017
Assets
Current assets
Cash and cash equivalents	$7,927,386	$8,733,742
Accounts receivable, less allowance for doubtful accounts of $163,950 and $185,821 as of September 30, 2017 and June 30, 2017, respectively	4,318,818	2,569,141
Other receivables, less allowance for doubtful accounts of $145,284 and $145,244 as of September 30, 2017 and June 30, 2017, respectively	98,638	37,811
Advances to suppliers-third parties	34,561	54,890
Advances to suppliers-related party	3,395,994	3,333,038
Prepaid expenses and other current assets	358,069	311,136
Due from related parties	2,285,130	1,715,130

Total Current Assets	18,418,596	16,754,888

Property and equipment, net	182,105	187,373
Prepaid expenses	3,506	6,882
Other long-term assets	119,442	117,478
Deferred tax assets	649,500	749,400

Total Assets	$19,373,149	$17,816,021

Liabilities and Equity

Current Liabilities
Advances from customers	$393,580	$369,717
Accounts payable	872,117	206,211
Taxes payable	2,066,796	1,886,216
Due to related parties	132,861	206,323
Accrued expenses and other current liabilities	351,541	418,029

Total Current Liabilities	3,816,895	3,086,496

Total Liabilities	3,816,895	3,086,496

Commitments and Contingencies

Equity
Preferred stock, 2,000,000 shares authorized, no par value, none issued.	-	-
Common stock, 50,000,000 shares authorized, no par value; 10,281,032 shares issued as of September 30, 2017 and June 30, 2017; 10,105,535 outstanding as of September 30, 2017 and June 30, 2017, respectively	20,535,379	20,535,379
Additional paid-in capital	751,308	688,934
Treasury stock, at cost, 175,497 shares as of September 30, 2017 and June 30, 2017	(417,538)	(417,538)
Accumulated deficit	(276,718)	(893,907)
Accumulated other comprehensive loss	(308,145)	(414,564)

Total Sino-Global Shipping America Ltd. Stockholders’ Equity	20,284,286	19,498,304

Non-controlling Interest	(4,728,032)	(4,768,779)

Total Equity	15,556,254	14,729,525

Total Liabilities and Equity	$19,373,149	$17,816,021

SINO-GLOBAL SHIPPING AMERICA LTD. AND AFFILIATES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended September 30,
	2017	2016

Operating Activities

Net income	$716,637	$637,785
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation expense	9,665	19,330
Amortization of stock-based compensation to consultants	52,709	398,996
Depreciation and amortization	13,203	13,342
Recovery of doubtful accounts	(24,536)	(109,693)
Deferred tax provision	99,900	-
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(1,711,154)	1,664,027
Other receivable	(60,396)	99,823
Advances to suppliers-third parties	20,481	(1,422,433)
Prepaid expenses and other current assets	(50,390)	(79,274)
Due from related parties	(570,000)	504,824
Increase (decrease) in advances from customers	17,410	-
Accounts payable	661,628	(482,658)
Taxes payable	146,104	76,140
Due to related parties	(73,462)	-
Accrued expenses and other current liabilities	(68,288)	204,165

Net cash provided by (used in) operating activities	(820,489)	1,524,374

Investing Activities
Acquisition of property and equipment	(5,077)	-

Net cash used in investing activities	(5,077)	-

Effect of exchange rate fluctuations on cash and cash equivalents	19,210	(14,103)

Net (decrease) increase in cash and cash equivalents	(806,356)	1,510,271

Cash and cash equivalents at beginning of period	8,733,742	1,385,994

Cash and cash equivalents at end of period	$7,927,386	$2,896,265

Supplemental information
Income taxes paid	$60,162	$6,446